Exhibit 99.1

Lightwave Logic Appoints Respected Industry Executive Laila Partridge to Board of Directors

Laila Partridge Brings 30+ Years Track Record of Executing Transactions in the Technology Space

ENGLEWOOD, Colo., July 19, 2023 -- Lightwave Logic, Inc. (NASDAQ: LWLG), a technology platform company leveraging its proprietary electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor, today announced the appointment of respected industry executive Laila Partridge to Lightwave Logic’s Board of Directors effective August 1, 2023.

Ms. Partridge brings over 30 years of executive experience in technology, corporate innovation and finance to the Board of Directors – having worked with a wide range of technologies, including telecommunications, internet infrastructure, AI, internet of things and more. She was named by Boston Business Journal as one of the ten “2017 Women to Watch in Science and Technology".

She currently serves as Founder and Chief Executive Officer of The HardTech Project, a new venture with a novel approach to early-stage hardware investing. Previously, she was Managing Director of the STANLEY + Techstars Accelerator where she directed a global effort for Stanley Black & Decker’s Chief Technology Officer to identify and invest in innovative technologies for industrial applications with an emphasis on electrification, sustainability and advanced manufacturing. Prior to that, she began her technology career at Intel Capital, serving as a Director of Strategic Investments. Ms. Partridge began her career at Wells Fargo, where ultimately achieved the role of VP of Corporate Banking, having led complex corporate finance transactions for the Company’s senior secured debt agencies in the Midwest.

Ms. Partridge brings significant board experience to the Board of Directors, including at Intel Capital serving privately-held technology companies, and in her current role as an independent Director at Cambridge Trust [NASDAQ: CATC]. She holds a Bachelor’s degree with Honors from Wellesley College.

Ms. Partridge stated: “I am excited by the opportunity to join the Board of Lightwave Logic. Their breakthrough technology is a critical infrastructure ingredient for the next generation of computing. Tools like ChatGPT and Bard are putting unprecedented capabilities into the hands of the average consumer and as individuals begin exploring those capabilities, the underlying datacenter infrastructure needs to innovate to support that demand. I look forward to working closely with the Board to offer my decades of experience in helping traditional industries incorporate disruptive new technologies – including IP licensing and technology transfer business models.”

Michael Lebby, Chairman and CEO of Lightwave Logic, added: “I am truly excited to have Laila join the Lightwave Logic Board of Directors. I worked directly with Laila at Intel Capital during the technology boom – where I saw her expedite and navigate technology investments and business deals in the telecommunications, datacom, and internet markets. Over the past two decades, Laila has deepened her acumen as a world respected industry executive for innovative technology opportunities utilizing licensing and technology transfer approaches to monetization. Laila’s experience aligns perfectly with our drive to make electro-optic polymers ubiquitous through our 3-prong business model of 1) technology transfer and partnering with foundries, transceiver companies etc., 2) selling product with polymer based photonic integrated circuits (PICs), and 3) commercial licensing of our chromophore materials.”

At Intel, Laila gained incredible operational experience from sitting on the Itanium™ Executive Launch Team, a 10-member cross-divisional management team, coordinating and directing all elements of Intel’s 15-year Itanium™ chip family launch. Her appointment to this team was a result of creating the $253 Million Intel 64 Fund™, an ecosystem development effort that generated Harvard Business School Case Study N9-800-351.

“Laila’s knowledge of both the fiber optic communications markets as well as non-communications markets (such as artificial intelligence, consumer, display, sensing, medical, biotech, etc.), will help Lightwave Logic hone business strategies for growing our electro-optic polymer business,” concluded Lebby.

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ: LWLG) is developing a platform leveraging its proprietary engineered electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor. The company's high-activity and high-stability organic polymers allow Lightwave Logic to create next-generation photonic EO devices, which convert data from electrical signals into optical signals, for applications in data communications and telecommunications markets. For more information, please visit the company's website at lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and 10-Q; other risks to which our company is subject; other factors beyond the company's control.

Investor Relations Contact:
Lucas A. Zimmerman
MZ Group - MZ North America
949-259-4987
LWLG@mzgroup.us
www.mzgroup.us